SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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CORTLAND BANCORP

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
CONTENTS
ELECTION OF DIRECTORS
BOARD NOMINEES
CONTINUING DIRECTORS
BOARD INFORMATION
BOARD COMPENSATION
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CORTLAND BANCORP SHARE OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
NOTIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
SUBMISSION OF SHAREHOLDER PROPOSALS
DELIVERY OF PROXY MATERIALS
OTHER BUSINESS

CORTLAND BANCORP
194 West Main Street
Cortland, Ohio 44410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

Date, Time
and Location	April 15, 2003	The Cortland Savings and Banking Company
of Annual	7:00 p.m., EST	194 West Main Street
Meeting		Cortland, Ohio 44410

Record Date	8:00 a.m., EST, March 3, 2003. If you were a shareholder at that time, you may vote at the Annual Meeting. Each common share entitles the holder to one vote on each matter to be voted on by shareholders at the Annual Meeting. To establish a quorum, a majority of the common shares of Cortland Bancorp must be represented at the Annual Meeting in person or by proxy. Shareholders of Cortland Bancorp do not have cumulative voting rights. On the record date, Cortland Bancorp had 3,989,805 common shares outstanding.

Agenda	1. To elect three directors to serve for terms of three years each until the Annual Meeting in 2006 and until their successors are elected and qualified.
2. To transact any other business that may properly come before the meeting.

Proxies	A proxy card for use at the Annual Meeting accompanies this proxy statement. You may ensure your representation by completing, signing, dating and properly returning the enclosed proxy in the envelope provided. You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to Deborah L. Eazor, Investor Relations, at 194 West Main Street, P.O. Box 98, Cortland, Ohio 44410; by delivering a signed proxy, dated later than the first proxy, to Deborah L. Eazor at the address above prior to the Annual Meeting; or by attending the Annual Meeting and giving notice of revocation in person. Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy

Shareholders holding common shares in “street name” with a broker, financial institution or other holder of record may be eligible to appoint their proxy electronically via the Internet or telephonically. Such shareholders should review the information provided them by the holder of record. This information will describe the procedures to be followed in instructing the holder of record how to vote the “street name” common shares and how to revoke previously given instructions.

Proxy Solicitation	The Board of Directors of Cortland Bancorp is soliciting proxies for use at the Annual Meeting. Cortland Bancorp will bear the costs of preparing, printing and mailing this proxy statement, the accompanying proxy card and any other related materials and other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of the Cortland Savings and Banking Company by further mailing, telephone, facsimile or personal contact. Cortland Bancorp will also reimburse banks, brokers, custodians, nominees and fiduciaries, who are record holders of common shares not beneficially owned by them, for the reasonable expenses they incur in forwarding materials to and obtaining proxies from the beneficial owners of common shares entitled to vote at the Annual Meeting.

First Mailing Date	We anticipate mailing this proxy statement on or about March 18, 2003.

Note on Stock Dividend	All shares, share prices and related figures are restated in this proxy statement to reflect the 3% stock dividend distributed on January 1, 2003.

Your Comments	Your comments about any and all aspects of our business are welcome. Although we may not respond on an individual basis, your comments help us measure shareholder satisfaction. Collectively, we may benefit from your suggestions and comments.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

CONTENTS

General Information	1
Election of Directors	2
Board Information	4
Board Compensation	6
Audit Committee Report	7
Executive Compensation Committee Report	7
Compensation Committee Interlocks and Insider Participation	9
Executive Compensation	10
Summary Compensation Table	10
Cortland Bancorp Performance Graph	15
Section 16(a) Beneficial Ownership Reporting Compliance	16
Notification of Appointment of Independent Auditors	17
Submission of Shareholder Proposals	18
Delivery of Proxy Materials	18
Other Business	18

ELECTION OF DIRECTORS

Board Structure	Cortland Bancorp’s Board of Directors has nine (9) members. The directors are divided into three classes consisting of one class of two directors, one class of four directors and one class of three directors. At each Annual Meeting, the term of one class expires. Directors in each class serve for three-year terms.

BOARD NOMINEES

The Board of Directors proposes that the three nominees identified below be elected for a new term of three years to expire at the 2006 Annual Meeting. Common shares represented by properly executed and returned proxy cards will be voted FOR the election of the following nominees unless the authority to vote for one or more nominees is withheld. If a nominee who would otherwise receive the required number of votes becomes unavailable or unable to serve as a director, the individuals designated as proxy holders reserve full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees named below will not serve if re-elected.

The following information, as of March 03, 2003, concerning the age, principal occupation or employment, other affiliations and business experience of each nominee for re-election as a director has been furnished to Cortland Bancorp by each director. Unless otherwise indicated, each individual has had his principal occupation for more than five years.

PRINCIPAL OCCUPATION, AGE
	NAME	AND YEAR BECAME A DIRECTOR

If Elected, Term will Expire at the 2006 Annual Meeting:	George E. Gessner	Mr. Gessner is an attorney. He is a partner and Director in the Law Firm of Gessner & Platt Co., L.P.A. Mr. Gessner is 58 years old and has been a member of the Board of Directors since 1987.

	James E. Hoffman, III	Mr. Hoffman is an attorney. He is a partner and President of Hoffman & Walker Co., L.P.A. Mr. Hoffman is 51 years old and has been a member of the Board of Directors since 1984.

PRINCIPAL OCCUPATION, AGE
NAME	AND YEAR BECAME A DIRECTOR

Timothy K. Woofter	Mr. Woofter is President, CEO and Director of Stanwade Metal Products, a manufacturer of tanks and distributor of oil equipment, and Lucky Oil Equipment, a distributor of oil equipment. Mr. Woofter was also Vice President, Treasurer and Director of Kinsman Precast, Inc., which is now closed. He is 52 years old and has been a member of the Board of Directors since 1985.

CONTINUING DIRECTORS

The following information, as of March 03, 2003, concerning the age, principal occupation or employment, other affiliations and business experience of each nominee for re-election as a director has been furnished to Cortland Bancorp by each director. Unless otherwise indicated, each individual has had his principal occupation for more than five years.

PRINCIPAL OCCUPATION, AGE
	NAME	AND YEAR BECAME A DIRECTOR

Term will Expire At the 2004 Annual Meeting:	William A. Hagood	Mr. Hagood is the owner and President of Tri-City Mobile Homes, Inc., a company that operates a mobile home park. Mr. Hagood is 71 years old and has been a member of the Board of Directors since 1972.

	K. Ray Mahan	Mr. Mahan is President of Mahan Packing Company, a meat packing company. Mr. Mahan is 63 years old and has been a member of the Board of Directors since 1976.

	Rodger W. Platt	Mr. Platt is President and Chairman of the Board of Cortland Bancorp. He is also President, Chairman of the Board and Chief Executive Officer of The Cortland Savings and Banking Company (the “Bank”). Mr. Platt is 67 years of age and has been a member of the Board of Directors since 1974.

	Richard B. Thompson	Mr. Thompson is an owner and Executive of Therm-O-Link, Inc.; Vulkor, Inc.; and Therm-O-Link of Texas, Inc. all manufacturers of electrical wire and cable. He is also an owner and Executive of Geneva Partners, a condominium development company, and an owner and Executive of Kinsman IGA, a grocery store. Mr. Thompson is 54 years of age and has been a member of the Board of Directors since 2001.

CONTINUING DIRECTORS

PRINCIPAL OCCUPATION, AGE
	NAME	AND YEAR BECAME A DIRECTOR

Term will Expire At the 2005 Annual Meeting:	Lawrence A. Fantauzzi	Mr. Fantauzzi was elected Senior Vice President of the Bank in 1996. He serves as Controller and Chief Financial Officer, as well as Secretary-Treasurer of both Cortland Bancorp and the Bank. Mr. Fantauzzi has also been Vice President and Director of New Resources Leasing Corporation, a subsidiary of Cortland Bancorp, since 1995. Mr. Fantauzzi is 55 years old and has been a member of the Board of Directors since 1999.

	David C. Cole	Mr. Cole is a partner and President of Cole Valley Motor Company, an automobile dealerships. Mr. Cole is 44 years old and has been a member of the Board of Directors since 1989.

Recommenda- tion and Vote	Under Ohio law, the three nominees receiving the greatest number of votes will be elected to the Board of Directors. Common shares represented by properly executed and returned proxy cards will be voted FOR the election of the Board of Directors’ nominees named above unless authority to vote for one or more nominees is withheld. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes, but will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy.

The Board of Directors recommends a vote FOR the election of the nominees named above

BOARD INFORMATION

Board Meetings	In 2002, the Board of Directors of Cortland Bancorp held a total of eight (8) regular meetings. Each director attended at least 75% of his Board and committee meetings.

Board Committees	The Board of Directors has a standing Audit Committee and Executive Compensation Committee. The Board of Directors does not have a separate nominating committee.
The Audit Committee recommends to the full Board of Directors of Cortland Bancorp, appointment of the independent auditors. It also approves audit reports and plans, accounting policies and audit outsource arrangements including audit scope, internal audit reports, audit fees and certain other expenses. The Audit Committee also receives reports from the loan review area of the Bank. As contemplated by the Sarbanes-Oxley

Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) thereunder, the Audit Committee will assume direct responsibility for the appointment, compensation, retention and oversight of Cortland Bancorp’s independent auditors in accordance with the time table set forth by the SEC. The Audit Committee will also approve all significant non-audit engagements of the independent auditors.

The Audit Committee held six (6) meetings during 2002. Serving as members of the Audit Committee in 2002 were Directors Hagood, Mahan and Woofter. Cortland Bancorp’s Board of Directors has adopted a written charter for the Audit Committee (the Audit Committee Charter”). The Board of Directors periodically reviews and reassesses the Audit Committee Charter consistent with the requirements of the Sarbanes-Oxley Act. The Board of Directors intends to adopt a revised Audit Committee Charter that complies with the SEC’s rules and regulations implementing the Sarbanes-Oxley Act once those rules have been finalized.

Audit Committee Independence. In the opinion of Cortland Bancorp’s Board of Directors none of the directors who serve on the Audit Committee has a business or banking relationship with Cortland Bancorp or the Bank that would in any way interfere with the exercise of independent judgment in carrying out his responsibilities. In the opinion of Cortland Bancorp’s Board of Directors, the directors who serve on the Audit Committee are “independent directors,” as that term is defined in Rule 4200(a)(14) of the rules of the National Association of Securities Dealers, Inc.’s Listing Standards, as currently in effect.

The Audit Committee’s report relating to the 2002 fiscal year appears on page seven (7).

The Executive Compensation Committee reviews and recommends officer compensation levels and benefit plans. The Board of Directors of Cortland Bancorp and the Executive Board of the Bank consist of the same individuals, and all executive officers of Cortland Bancorp are also executive officers of the Bank. The executive officers of Cortland Bancorp receive no compensation from Cortland Bancorp. Instead, they are paid by the Bank for services rendered in their capacities as executive officers of Cortland Bancorp and the Bank.

The Executive Compensation Committee, which is technically a committee of the Bank’s Board, oversees executive officer compensation and compensation under the Profit Sharing Program and the Employee Benefit Plan 401(k). The Executive Compensation Committee held two (2) meetings in 2002. Only those directors who are not officers or employees of Cortland Bancorp or the Bank are eligible for service on the Executive Compensation Committee. Directors Cole, Hagood and Woofter comprised the Executive Compensation Committee in 2002 and will continue to serve in 2003. Subject to the continuing supervision of the Executive Compensation Committee, authority to establish compensation standards for non-executive officers has been delegated to Mr. Stephen Telego, Sr. Mr. Telego is Senior Vice President and Director of Human Resources and Corporate Administration of the Bank and advisor to the Executive Compensation Committee.

The Executive Compensation Committee’s report on executive compensation for the 2002 fiscal year begins on page seven (7).

The Board of Directors is in the process of reviewing the SEC’s rules and regulations implementing the Sarbanes-Oxley Act relating to the adoption of a code of ethics and compliance program. Cortland Bancorp will timely adopt a code of ethics in compliance with such requirements.

Director Nominations	Cortland Bancorp’s Board of Directors does not have a nominating committee. According to Section 2.03(B) of Cortland Bancorp’s regulations, any shareholder who desires to recommend an individual for nomination to the Board of Directors must provide timely written notice. To be timely, the notice must be mailed to the President at least 14 days but not more than 50 days before the meeting at which directors will be elected, or within 7 days after notice of the meeting is mailed to shareholders if the meeting is held within 21 days after Cortland Bancorp mails notice of the meeting. The shareholder’s notice of nomination must give:

•	The name and address of the nominee,

•	The principal occupation of the nominee,

•	The approximate number of shares reasonably anticipated to be voted in favor of the proposed nominee,

•	The name and address of the shareholder making the nomination, and

•	The number of shares beneficially owned by the shareholder making the nomination.

Cortland Bancorp will disregard a shareholder’s nomination if it is not made in compliance with these standards.

BOARD COMPENSATION

Retainer and Fee	Non-employee directors receive a $15,000 annual retainer. Employee directors receive a $6,000 annual retainer. Each non-employee director also receives life insurance coverage and accrues benefits under the Director Retirement Agreements described below. Non-employee directors may also elect to participate in the Company’s healthcare plans.

Director Retirement and Insurance for Non- Employee Directors	On December 26, 2000 Cortland Bancorp entered into Director Retirement Agreements with each non-employee director (Directors Cole, Gessner, Hagood, Hoffman, Hoover, Mahan and Woofter). Each Director Retirement Agreement provides for a benefit of $10,000 annually on or after the non-employee director reaches the normal retirement age. The normal retirement age for each non-employee director varies based on a combination of age and years of service as a director and ranges from age 61 for Director Cole to age 73 for Director Hagood. Post-retirement benefits terminate after 10 years. The Director Retirement Agreements also provide for reduced retirement benefits in the case of retirement before reaching the normal retirement age, and retirement benefits for termination of director service within one year after a “change in control” of Cortland Bancorp (as defined in the Director Retirement Agreements).

On December 26, 2000, Cortland Bancorp purchased split dollar life insurance policies and endorsements on the lives of the then serving non-employee directors. The policy interests are divided between Cortland Bancorp and each non-employee director. Each non-employee director’s portion of the policy’s death benefit is $100,000. Cortland Bancorp will be entitled to any death benefits remaining after payment to the non-employee director’s beneficiaries. Cortland Bancorp fully paid the premiums for these seven insurance policies with one lump sum aggregate premium payment of approximately $1.4 million. In 2001, Cortland Bancorp recovered the premium paid for a policy for the late Richard Hoover. An additional $200,000 premium was paid in 2001 for a split dollar life insurance policy on the life of Richard B. Thompson, who succeeded Mr. Hoover. Cortland Bancorp expects to recover all premiums in full from Cortland Bancorp’s portion of the policies’ death benefits.

Cortland Bancorp purchased the split dollar life insurance policies as an informal financing mechanism for its payment obligations under the Director Retirement

Agreements. Although Cortland Bancorp expects the split dollar life insurance policy benefits to fund these payment obligations, the non-employee directors’ contractual entitlements under the Director Retirement Agreements are not funded and remain contractual liabilities of Cortland Bancorp, payable upon each non-employee director’s retirement or termination of service within one year of a change in control.

AUDIT COMMITTEE REPORT

Audit Committee Report. The Audit Committee has submitted the following report for inclusion in this proxy statement:

The Audit Committee has reviewed the audited financial statements for the fiscal year ended December 31, 2002 and has discussed the audited financial statements with management. The Audit Committee has also discussed with Packer Thomas, Cortland Bancorp’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (having to do with accounting methods used in the financial statements). The Audit Committee has received the written disclosures and the letter from Packer Thomas required by Independence Standards Board Standard No. 1 (having to do with matters that could affect the auditor’s independence), and has discussed with Packer Thomas the independent accountants’ independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that Cortland Bancorp’s audited consolidated financial statements be included in Cortland Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 to be filed with the Securities and Exchange Commission.
Submitted by the Audit Committee William A. Hagood, K. Ray Mahan, Timothy K. Woofter

EXECUTIVE COMPENSATION COMMITTEE REPORT

Compensation Philosophy and Objectives	The executive officers of Cortland Bancorp receive no compensation directly from Cortland Bancorp. Instead, the executive officers are paid by the Bank for services rendered in their capacities as executive officers of Cortland Bancorp and the Bank. Cortland Bancorp’s compensation program is designed to help Cortland Bancorp and the Bank attract, retain and motivate all of their employees, and to:

•	reward performance that increases the value of Cortland Bancorp common shares;
•	attract, retain and motivate executives with competitive compensation opportunities;
•	encourage management ownership of Cortland Bancorp’s common shares; and
•	balance short-term and long-term strategic goals.

Executive Compensation Generally	The Executive Compensation Committee evaluates Mr. Platt’s performance while Mr. Platt evaluates the performance of all other executive officers. All executive officer evaluations take into account:

•	job knowledge, initiative and originality;
•	quality and accuracy of work performed, and priority setting;
•	customer relations;
•	subordinate feedback and ability to provide instruction to staff; and
•	the relationship of these factors to Cortland Bancorp’s and the Bank’s achievement of their overall objectives.

Profit Sharing Program	The Bank maintains a discretionary profit sharing program for its executive officers and employees. If the Bank achieves its profit goal for the fiscal year, the Board may — but is not required to — approve profit sharing. Each employee receives one point for every ten years of service and one point for every thousand dollars of pay earned during the year. This total is multiplied by a factor determined by the Board and the new total is multiplied by a factor representing the employee’s job grade, placement within that job grade and most recent performance review.

Employee Benefit Plan 401(k)	Effective April 1, 2000, through payroll deduction, employees may make pre-tax contributions from 1% to 15% of eligible pay. Internal Revenue Service dollar limits apply. The Bank will make matching contributions equal to 100% of pre-tax contributions up to 5% of eligible pay. Contributions to the 401(k) Plan, plus any earnings they generate, are fully and immediately vested.

CEO Compensation	As the principal executive officer of Cortland Bancorp and the Bank, Mr. Platt’s key responsibilities include:

•	directing and guiding Bank activities;
•	taking the initiative for organizational changes, new products and services, expansion of the Bank’s service area, and strategic planning;
•	communicating policies and goals to officers and department heads;
•	monitoring employee morale;
•	maintaining esprit de corps to encourage high productivity;
•	ensuring the integrity of the assets of Cortland Bancorp and the Bank;
•	cultivating positive customer relationships;
•	sustaining and enhancing shareholder relations and communications; and
•	promoting community involvement.

The Executive Compensation’s Committee’s evaluation of Mr. Platt’s compensation is, based upon the Executive Compensation’s Committee’s assessment of:

•	Mr. Platt’s performance of his key responsibilities;
•	growth and operating results of Cortland Bancorp and the Bank;
•	challenges that exist in achievement of corporate objectives, and Mr. Platt’s progress toward overcoming the challenges arising from time to time;
•	compensation practices at peer group institutions; and
•	Mr. Platt’s level of responsibility in comparison to chief executives of other peer group institutions.

Peer group comparison data are derived from a variety of sources, including the Bank Administration Institute, SNL Securities, the Ohio Bankers Association and information provided by compensation consultants engaged from time to time. Cortland Bancorp and the Bank consider their peer group to consist of publicly held, community-based regional bank and bank holding companies in Ohio with total assets between $350 million and $600 million.

As part of the Executive Compensation Committee’s review of his performance, Mr. Platt completes a self-evaluation rating his performance on an ascending scale of 1 to 5. Mr. Platt completes his review in conjunction with the performance and merit reviews for all employees. Although the Company’s profitability for 2002 set another historic milestone, there were no year end reviews. All performance and merit adjustments were deferred until 2003 in response to current economic conditions, financial trends and geopolitical uncertainties. Therefore, the Executive Compensation Committee did not increase Mr. Platt’s salary for the 2002 fiscal year, despite a ninth consecutive year of record profits. Based on Mr. Platt’s self-evaluation for 2001, the Executive Compensation Committee rated his performance “above expected.” Mr. Platt’s last annual salary increase was to $232,000 effective December 1, 2001. Mr. Platt’s salary reflects the effectiveness of his leadership, vision and focus in achieving corporate objectives and enhancing shareholder value, and a comparative analysis of chief executive compensation at other peer group institutions.

Deductibility Under Internal Revenue Code Section 162(m)	Cortland Bancorp believes it is in shareholders’ best interest to retain as much flexibility as possible in the design and administration of executive compensation plans. Cortland Bancorp and the Bank recognize, however, that Section 162(m) of the Internal Revenue Code disallows a tax deduction for non-exempted compensation in excess of $1,000,000 paid for any fiscal year to a corporation’s chief executive officer and four other most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Executive Compensation Committee currently intends to structure performance-based compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. The Board of Directors and the Executive Compensation Committee could award non-deductible compensation in other circumstances as they deem appropriate. Moreover, because of ambiguities in the application and interpretation of Section 162(m) and the regulations issued, we can give you no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) actually will be deductible.

Conclusion	The Executive Compensation Committee believes that Mr. Platt and his executive team have provided outstanding service to Cortland Bancorp and to the Bank. The Executive Compensation Committee will work to ensure that the executive compensation programs continue to meet our strategic goals as well as our overall objectives

Submitted by the Executive Compensation Committee David C. Cole, William A. Hagood, Timothy K. Woofter

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

Hoffman & Walker Co., LPA	Cortland Bancorp and the Bank retained the legal services of Hoffman & Walker Co., LPA during 2002. James E. Hoffman, III is a member of Cortland Bancorp’s Board of Directors. Mr. Hoffman is also a partner of Hoffman & Walker Co., LPA. The amount of fees paid to Hoffman & Walker Co., LPA by Cortland Bancorp and the Bank during 2002 was $16,467, which was approximately 6.0% of the firm’s gross revenues during 2002.

Gessner & Platt, Co., LPA	Cortland Bancorp and the Bank also retained the legal services of Gessner & Platt, Co., LPA. Mr. George E. Gessner is a member of Cortland Bancorp’s Board of Directors. Mr. Gessner is also a partner of Gessner & Platt Co., LPA. The amount of fees paid to Gessner & Platt Co., LPA by Cortland Bancorp and the Bank during 2002 was less than 5% of the law firm’s gross revenues during 2002.

Management Indebtedness	During the 2002 fiscal year, certain directors and officers of Cortland Bancorp members of their immediate families and corporations or organizations with which they are affiliated, engaged in banking transactions with the Bank. All of these transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and, in the opinion of the management of Cortland Bancorp, do not involve more than a normal risk of collectibility, nor do they contain or present any other features unfavorable to Cortland Bancorp or the Bank. Cortland Bancorp and the Bank expect that similar transactions will occur in the future.

EXECUTIVE COMPENSATION

     Cortland Bancorp does not provide any monetary compensation directly to its executive officers. Instead, the executive officers of Cortland Bancorp are paid by the Bank for services rendered in their capacity as executive officers of Cortland Bancorp and the Bank. For the President and Chief Executive Officer, and for the Bank’s four other most highly compensated executive officers who were serving as executive officers at the end of the 2002 fiscal year and whose total compensation (including salary and bonus) exceeded $100,000, the following table sets forth information regarding all forms of compensation paid or payable to the named executive officers for services in all capacities for the years indicated:

SUMMARY COMPENSATION TABLE

	Annual Compensation

Name and				Other Annual	All other
Principal Position	Year	Salary ($)(1)	Bonus($)(2)	Compensation($)(3)	Compensation($)(4)

Rodger W. Platt	2002	$237,999.96	$21,148.00	(3)	$15,781.48
President and Chairman of	2001	$231,583.33	$21,410.00	(3)	$14,203.32
The Board of Cortland Bancorp	2000	$205,244.36	$19,089.00	(3)	$15,825.40
and President, Chairman and CEO of the Bank

Lawrence A. Fantauzzi	2002	$141,936.52	$10,263.00	(3)	$8,371.30
Senior Vice President, Chief	2001	$131,911.45	$10,390.00	(3)	$5,846.10
Financial Officer, Controller	2000	$124,333.32	$9,264.00	(3)	$5,643.82
and Secretary-Treasurer of Cortland Bancorp and the Bank

James M. Gasior	2002	$122,415.00	$9,439.00	(3)	$6,693.67
Senior Vice President and	2001	$114,701.25	$9,556.00	(3)	$5,952.87
Chief of Administration and	2000	$108,000.00	$8,520.00	(3)	$5,431.80
Lending of Cortland Bancorp and the Bank

Stephen A. Telego, Sr.	2002	$105,000.00	$8,657.00	(3)	$6,303.85
Senior Vice President and	2001	$100,416.63	$8,764.00	(3)	$5,252.87
Director of Human Resources	2000	$96,666.68	$7,814.00	(3)	$4,932.11
and Corporate Administration of the Bank

Timothy Carney	2002	$100,280.04	$8,641.00	(3)	$5,788.05
Senior Vice President and	2001	$93,405.04	$8,748.00	(3)	$4,865.33
Chief Operations Officer	2000	$84,780.04	$7,354.00	(3)	$4,276.28
of the Bank

(1)	For Rodger W. Platt, and Lawrence A. Fantauzzi, the salary figures for each year include Director’s fees of $6,000. Salary figures also include amounts deferred at the election of the named executive officers under the 401(k) plan.

(2)	Represents bonuses paid under the Bank’s profit sharing plan, under which the Board of Directors may award a discretionary cash payment to officers and employees based upon achievement of the Bank’s profit goal established each year.

(3)	Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total salary and bonus.

(4)	Includes the company contribution to the 401(k) plan accounts of the named executive officers and imputed value of life insurance policies for the named executive officers.

     Salary Continuation Agreements and Life Insurance. Cortland Bancorp and the Bank do not have a defined benefit pension plan providing benefits based on final compensation and years of service. However, on December 26, 2000, the Bank’s Board of Directors authorized the Bank to enter into Salary Continuation Agreements with eight executive officers, including the executive officers identified in the Summary Compensation Table.

     The Salary Continuation Agreements are intended to provide the executive officers with an annual benefit for 15 years of approximately 60% of their estimated final compensation at the normal retirement age of 65, taking into account anticipated benefits payable to the retired executive under the Bank’s 401(k) plan and Social Security benefits. The Salary Continuation Agreements provide for reduced benefits in the case of early retirement on or after reaching the early retirement age (age 62 for officers other than Mr. Platt, age 65 for Mr. Platt), or in the case of retirement due to disability occurring at any age, but in either case benefits do not become payable until the executive officer reaches normal retirement age. Benefits are fixed under the Salary Continuation Agreements regardless of whether actual final compensation equals the final compensation estimate established when the Bank entered into the Salary Continuation Agreements. Benefits are also payable under the Salary Continuation Agreements if the executive’s service with the Bank terminates within one year after a change in control (as defined in the Salary Continuation Agreements) whether termination is voluntary or involuntary.

     On December 29, 2000, the Bank purchased insurance policies on the lives of eight executive officers, including the executive officers identified in the Summary Compensation Table. The Bank made a single-premium payment aggregating $2,275,000 for all eight policies. The Bank expects to recover in full the premium paid by it from the Bank’s portion of the policies’ death benefits.

     If the executive officer dies before the normal retirement age but in active service to the Bank, his beneficiaries will receive a life insurance death benefit in a fixed amount, and the Bank will receive the remainder of the death benefit proceeds. If the executive officer dies after retirement, his beneficiaries will receive any payments to which the executive would have been entitled under the Salary Continuation Agreement, but none of the proceeds of the life insurance.

     The Bank purchased the policies as a source of funds for the Bank’s Salary Continuation Agreement obligations arising out of an executive officer’s death before retirement, as well as an investment to fund the Bank’s post-retirement payment obligations to the executive officers. Although the Bank expects the policies to serve as a source of funds for death benefits payable under the Salary Continuation Agreements, the executive officers’ contractual entitlements under the Salary Continuation Agreements are not funded. These contractual entitlements remain contractual liabilities of the Bank, payable after the executive officers’ retirement or termination of employment within one year after a change in control.

     The table on the following page shows benefits payable, under various provisions of the Salary Continuation Agreements, as well as the death benefit under the life insurance policies, for the previously named executive officers. The Bank has also agreed to pay legal fees incurred by the executives associated with the interpretation, enforcement or defense of their rights under the Salary Continuation Agreements, up to a maximum of $500,000 individually.

Benefits Payable under the Salary Continuation Agreements

					Lump sum
	Annual Benefit Payable for 15 Years				Payable for
					Termination
					Within one
				Retirement	Year after a
	Early		Early	on or after	Change in	Life
	Retirement	Disability	Retirement	Normal	Control	Insurance
Executive	Occurring	Occurring in	At first	Retirement	Occurring in	Death
Officer	In 2003(1)	2003	Eligibility(2)	Age(3)	2003(4)	Benefit

Rodger W. Platt	$26,899	$26,899	$26,899	$60,000	$900,000	$523,203
Lawrence A. Fantauzzi	$0	$14,264	$45,636	$59,600	$234,144	$519,715
James M. Gasior	$0	$7,539	$40,765	$43,600	$65,794	$380,194
Stephen A. Telego, Sr.	$0	$11,143	$50,839	$57,600	$140,246	$502,275
Timothy Carney	$0	$7,301	$43,299	$45,000	$42,086	$392,402

(1)	No benefits are payable if service terminates before the early retirement age, which is age 62 for officers other than Mr. Platt. For Mr. Platt, the early retirement age is 65. Mr. Platt is currently the only executive officer eligible for early retirement. If termination of service is due to disability or if it follows within one year after a change in control, benefits are payable under the Salary Continuation Agreements. In the case of early retirement or disability, payments under the Salary Continuation Agreement do not commence until the executive reaches normal retirement age. The lump sum change in control benefit is payable within three days after the executive’s termination, provided termination of his service occurs within one year after a change in control.

(2)	For each year of service after reaching early retirement age, the early retirement benefit increases in amount until normal retirement age. Mr. Platt is currently eligible to receive an early retirement benefit, while Messrs. Fantauzzi, Gasior, Telego and Carney do not become eligible to receive an early retirement benefit until 2009, 2021, 2015 and 2027, respectively.

(3)	The normal retirement age is 65 for officers other than Mr. Platt. Mr. Platt’s normal retirement age is 70 under his Salary Continuation Agreement.

(4)	Except in the case of Mr. Platt, the change in control lump sum increases in amount each year. The amount shown assumes a change in control occurs in 2003. For officers other than Mr. Platt, the change in control lump sum is discounted to reflect the present value of the normal retirement benefit payable over a 15-year period, using a discount rate of 8% with monthly compounding. Mr. Platt’s Salary Continuation Agreement also provides for an additional tax gross-up payment if the total payments and benefits due to him as a result of a change in control exceeds the limits under Section 280G of the Internal Revenue Code. The gross-up feature is discussed below in the description of the severance agreements.

     Group Term Carve-Out Plan. On December 29, 2000, the Bank purchased insurance policies on the lives of twenty-two officers, including the executive officers identified in the Summary Compensation Table, for which the Bank made a single premium payment of approximately $2.8 million. Currently, a corporation can provide its employees with a group term life insurance policy death benefit of up to $50,000 on a tax-free basis. The cost of providing a death benefit in excess of $50,000 is currently taxed to the employee as ordinary income. The Group Term Carve-Out Plan replaces the taxable portion of the group term life insurance plan with tax-free permanent life insurance.

     The officers covered by the group term carve-out split dollar insurance includes Mr. Fantauzzi, Mr. Gasior, Mr. Telego and Mr. Carney. The Bank and the officers share rights to death benefits payable under the policies. An officer’s beneficiaries are entitled to an aggregate amount equal to:

1)	the lesser of (a) $500,000 or (b) twice the officer’s current annual salary at the time of death, less $50,000, if he or she dies before retirement, or

2)	the lesser of (a) $500,000 or (b) the officer’s most recent salary at the time of death, under the following qualifying conditions:

•	if he or she dies after retirement (provided he or she did not retire before the early retirement age of 62),

•	if his or her employment shall have previously terminated within one year after a change in control, whether termination was voluntary or involuntary,

•	if employment terminated due to disability.

     The Bank receives the remainder of death benefits. The Bank expects to recover in full, from the Bank’s portion of the policies’ death benefits, the premium paid by the Bank. No benefits are payable under the plan to any officer whose employment terminates before the age of 62, unless termination is due to disability or unless termination followed within one year after a change in control (as defined in the Group Term Carve-Out Plan). Benefits payable to the officers’ beneficiaries are payable in a lump sum in the event of the officer’s death.

     The officers also have life insurance benefits under the Bank’s group term life insurance program for all employees, paying benefits up to $50,000 to the employee’s beneficiaries if the employee dies while employed by the Bank.

     Similar to the director split dollar life insurance agreements previously discussed, the death benefit payable to the officer’s beneficiary will be paid directly by the insurance company. As such, the Bank has no benefit obligation to the participants in the Group Term Carve-Out Plan, and no accruals (i.e., no expense recognition) are required under generally accepted accounting principles. This Group Term Carve-Out Plan was a replacement for the executives’ participation in the Bank’s group term life insurance program (except for the non-taxable $50,000 group term life insurance benefit). The Group Term Carve-Out Plan provides comparable life insurance coverage to what the officers had under the Bank’s group term life insurance program for all employees, while reducing the annual increasing expense of group term life insurance.

     CEO Split Dollar Agreement. Mr. Platt, the President of Cortland Bancorp and the Bank, also has post-retirement death benefit insurance coverage equal to one times base annual salary at the date of his retirement. This split dollar insurance benefit does not arise under the Group Term Carve-Out Plan. The benefit is a separate obligation expressed in The Cortland Savings and Banking Company Split Dollar Agreement and the Split Dollar Policy Endorsement executed by Mr. Platt on March 6, 2001.

     Severance Agreements. To assure itself of the continuity of management and to ensure that management is not unduly distracted by potential changes in control that could affect their financial security, Cortland Bancorp and the Bank entered into severance agreements with the four executives identified in the Summary Compensation Table (Messrs. Fantauzzi, Gasior, Telego and Carney) and four other officers in January 2001. The initial term of each Severance Agreement is three years, renewing each year for an additional one-year term unless the Board of Directors gives 90 days’ advance written notice that the contract will not automatically renew. Each Severance Agreement will terminate when the executive officer reaches age 65.

     Each Severance Agreement provides that the executive will be entitled to severance compensation if a change in control occurs during the term of the agreement. The severance compensation will be paid in a lump sum equal to the officer’s current annual salary, plus the amount of any bonus earned for the last whole calendar year. If a change in control occurs and the total benefits or payments to which an officer is entitled as a result are subject to excise taxes under Section 280G of the Internal Revenue Code (whether the benefits or payments arise under the Severance Agreement or under another compensation plan or arrangement, such as the Salary Continuation Agreements or the Group Term Carve-Out Plan), the officers will be entitled to an additional “gross-up” payment, so that the net amount they receive after payment of excise taxes equals 80% of the amount required to gross up the officers for the excise tax. The gross-up payment will not be deductible by Cortland Bancorp or the Bank.

     Under the Severance Agreements, a “change in control” means any of the following events occur:

•	Merger: Cortland Bancorp merges into or consolidates with another corporation, or merges another corporation into Cortland Bancorp, with the result in either case that less than 50% of the total voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were Cortland Bancorp shareholders immediately before the merger or consolidation,

•	Acquisition of Significant Share Ownership: a person or group of persons acting in concert acquires the power to vote 25% or more of Cortland Bancorp’s common shares,

•	Acquisition of Control of Cortland Bancorp: Cortland Bancorp’s Board of Directors determines (a) that a person has acquired the power to direct Cortland Bancorp’s management or policies and (b) that this constitutes an acquisition of control for purposes of the Bank Holding Company Act and the Change in Bank Control Act and regulations thereunder. Under the Bank Holding Company Act and the Change in Control Act, control is conclusively presumed to exist when an acquiror has 25% ownership of a bank holding company, and control may be rebuttably presumed to exist when the acquiror has 10% ownership. Control determinations under the Bank Holding Company Act and the Change in Control Act are highly dependent on the facts of each case and are not necessarily based on stock ownership alone,

•	Change in Board Composition: during any period of two consecutive years, individuals who constituted the Board of Directors of Cortland Bancorp’s or the Bank at the beginning of the two-year period (including directors later elected by the Board of Directors, or later nominated by the Board of Directors for election by shareholders, by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period) cease for any reason to constitute at least a majority, or

•	Sale of Assets: Cortland Bancorp sells substantially all of its assets to a third party.

     If an officer’s employment terminates within one year after a change in control, Cortland Bancorp must also continue his life, health and disability insurance coverage for up to three years. The officer will also be entitled to out-placement services for one year, and tax and financial planning services for three years after termination.

     Cortland Bancorp and the Bank have also agreed to pay legal fees incurred by officers who have a Severance Agreement associated with the interpretation, enforcement, or defense of their rights under the Severance Agreements, up to a maximum of $500,000, individually, as adjusted for inflation from time to time.

PERFORMANCE GRAPH

The following graph compares, for the five-year period from December 31, 1997 to December 31, 2002, Cortland Bancorp’s cumulative total shareholder return against the cumulative returns for Standard & Poor’s Index of 500 Stocks (the “S&P 500 Index”) and the SNL Securities Index of Banks (the “SNL Bank Index”) which is comprised of banks with assets under $500 million. (1) (2)

	Period Ending

Index	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002

Cortland Bancorp	100.00	157.11	93.33	106.72	143.44	184.91
S&P 500 Index	100.00	128.55	155.60	141.42	124.63	96.95
SNL Bank Index (under $500 million)	100.00	91.31	84.52	81.54	112.79	144.45

(1)	The comparison assumes $100 was invested on December 31, 1997 in each of the following: Cortland Bancorp’s common shares, the S&P 500 Index and the SNL Bank Index. The analysis assumes reinvestment of all dividends and has been adjusted for stock dividends and stock splits.

(2)	Cortland Bancorp is not among the banking companies included in the SNL Bank Index, nor is it included in the S&P 500 Index. SNL Securities provided the index values for the S&P 500, the SNL Bank Index, and Cortland Bancorp. Past performance provides no guarantee or assurance that similar results can or will be achieved in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports furnished to Cortland Bancorp by our directors and executive officers and written representations that no other reports were required, all reports required to be filed by such persons with the SEC under Section 16(a) of the Securities Exchange Act of 1934, as amended, were timely made during 2002.

CORTLAND BANCORP SHARE OWNERSHIP BY
DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information regarding the ownership of Cortland Bancorp’s common shares as of March 3, 2003, by each of the current directors, each of the nominees for re-election as a director, each of the individuals named in the Summary Compensation Table and all of the current directors and executive officers as a group. Unless otherwise noted, each beneficial owner has sole voting and investment power with respect to the common shares reflected in the table. No person or entity owns more than 5% of the outstanding common shares of Cortland Bancorp.

		Number of	Percent of
		Common Shares	Outstanding Common
Name and Address	Position	Presently Held	Shares(1)

David C. Cole 4111 Elm Road NE Warren, Ohio 44483	Director	2,474.894	0.06

Lawrence A. Fantauzzi 194 West Main Street Cortland, Ohio 44410	Director, Senior Vice President, Controller, Chief Financial Officer and Secretary-Treasurer	10,660.820	0.27

George E. Gessner 212 West Main Street Cortland, Ohio 44410	Director	18,424.251	0.46

William A. Hagood 3 South Outer Drive Vienna, Ohio 44473	Director	10,242.812	0.26

James E. Hoffman, III (2) 7553 Warren Sharon Road Brookfield, Ohio 44403	Director	2,747.087	0.07

K. Ray Mahan 6540 State Route 45 Bristolville, Ohio 44402	Director	103,963.111	2.61

Rodger W. Platt 194 West Main Street Cortland, Ohio 44410	Chairman, President, and Chief Executive Officer	26,921.000	0.67

Richard B. Thompson 621 Dana Street NE Warren, Ohio 44483	Director	59,718.727	1.50

Timothy K. Woofter 6868 State Route 305 West NE Hartford, Ohio 44424	Director	47,983.400	1.20

	Number of		Percent of
	Common Shares		Outstanding Common
Name and Address	Position	Presently Held	Shares(1)

James M. Gasior 194 West Main Street Cortland, Ohio 44410	Senior Vice President and Chief Lending Officer	4,120.856	0.10

Stephen A. Telego 194 West Main Street Cortland, Ohio 44410	Senior Vice President and Chief of Corporate Administration and Director of Human Resources	1,844.835(3)	0.05

Timothy Carney 194 West Main Street Cortland, Ohio 44410	Senior Vice President and Chief Operations Officer	724.127	0.02

Directors and Executive Officers, as a Group (17 Persons)(2)		298,427.416	7.48

(1)	The percent of outstanding common shares is based on 3,989,805 common shares outstanding on March 3, 2003.

(2)	Craig M. Phythyon, one of the Executive Officers included in the Group of 17, is a first cousin to James E. Hoffman, III. The number of shares attributable to Craig M. Phythyon is 1,517.827 or 0.04% of the shares outstanding.

(3)	Includes 4.402 shares in a Uniform Transfer to Minor Account for the benefit of Stephen A. Telego, Jr. and 4.402 shares in a Uniform Transfer to Minor Account for the benefit of Robert Telego. Both are sons of Stephen A. Telego.

NOTIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors of Cortland Bancorp has appointed the firm of Packer Thomas to serve as independent auditors for Cortland Bancorp for the 2003 fiscal year. They have served as independent auditors for Cortland Bancorp since 1994. Representatives of Packer Thomas plan to be in attendance at the Annual Meeting and available to answer shareholder questions.

     Audit Fees. The aggregate fees billed for professional services rendered by Packer Thomas for the audit of Cortland Bancorp’s annual consolidated financial statements for the fiscal year ended December 31, 2002 and for reviews of the consolidated financial statements included in Cortland Bancorp’s Forms 10-Q filed with the Securities and Exchange Commission during 2002 were $72,676.

     Financial Information Systems Design and Implementation Fees. Packer Thomas did not render any services relating to operating or supervising the operation of Cortland Bancorp’s or the Bank’s information systems or local area network, or for designing or implementing a financial management system for the fiscal year ended December 31, 2002.

     All Other Fees. The aggregate fees billed by Packer Thomas for services rendered to Cortland Bancorp and Cortland Savings and Banking Company, other than the “Audit Fees” and “Financial Information Systems Design and Implementation Fees”, for the year ended December 31, 2002 were $18,350. These fees related to services for tax preparation ($9,000), employee benefit plan tax preparation ($3,350) and employee benefit plan audit ($6,000).

     The Audit Committee has determined that the provision of the service described under the heading “All Other Fees” was compatible with maintaining the independence of Packer Thomas.

SUBMISSION OF SHAREHOLDER PROPOSALS

If any shareholder of the Corporation wishes to submit a proposal to be included in next year’s Proxy Statement and acted upon at the annual meeting of the Corporation to be held in 2004, the proposal must be received by the Corporation prior to the close of business on November 19, 2003. If a shareholder intends to present a proposal at the 2004 Annual Meeting, but has not sought the inclusion of such proposal in the Corporation’s proxy materials, such proposal must be received by the Corporation prior to February 2, 2004, or the Corporation’s management proxies for the 2004 Annual Meeting will be entitled to use their discretionary voting authority, should such proposal then be raised, without any discussion of the matter in Cortland Bancorp’s proxy material.

DELIVERY OF PROXY MATERIALS

The SEC recently implemented new rules regarding the delivery of proxy materials (i.e., annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to shareholders) to households. This new method of delivery, often referred to as “householding,” would permit the Cortland Bancorp to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if the Cortland Bancorp believes such shareholders are members of the same family or otherwise share the same address or in which one shareholder has multiple accounts, if in each case such shareholder(s) have not opted out of the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and a separate proxy card. The householding procedure reduces the volume of duplicate information that shareholders may receive and reduces Cortland Bancorp’s expense. Cortland Bancorp may institute householding in the future, and will notify those registered shareholders who will be affected by householding at that time.

Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own common shares of the Cortland Bancorp, you may have received householding information from your broker, bank or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of the Proxy Statement or our annual report to shareholders for the 2002 fiscal year, or to revoke your consent to household and, thereby, receive multiple copies once again. These options are available to you at any time.

OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors knows of no other matters that will be presented for action at the Annual Meeting other than those discussed in this proxy statement. If any other business should properly arise, the persons acting under the proxies solicited by the Board of Directors have discretionary authority to vote in accordance with their best judgement.

By Order of the Board of Directors.

/s/ Lawrence A. Fantauzzi
Lawrence A. Fantauzzi
Secretary-Treasurer

FORM OF PROXY
CORTLAND BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder(s) of common shares of Cortland Bancorp hereby appoints William A. Hagood, K. Ray Mahan and Richard B. Thompson, or any one of them with full power of substitution, to serve as my(our) proxy to attend the Annual Meeting of Shareholders of the Cortland Bancorp to be held on Tuesday, April 15, 2003 at 7:00 p.m. at The Cortland Savings and Banking Company, 194 West Main Street, Cortland, Ohio 44410, and to vote all of the common shares of Cortland Bancorp the undersigned is entitled to vote at such Annual Meeting or adjournment as follows:

(1)  Election of Directors

GEORGE E. GESSNER	[ ]	[ ]

	FOR	WITHHOLD AUTHORITY

JAMES E. HOFFMAN, III	[ ]	[ ]

	FOR	WITHHOLD AUTHORITY

TIMOTHY K. WOOFTER	[ ]	[ ]

	FOR	WITHHOLD AUTHORITY

(INSTRUCTIONS: To vote for an individual nominee, place an `X’ in the box marked “FOR” following his name. If you prefer not to vote for an individual nominee, place an `X’ in the box marked `WITHHOLD AUTHORITY’ following his name.)

(2)	Board of Directors of Cortland Bancorp was not aware of any other matters to be presented for action at the Annual Meeting. However, should any such matter properly come before the Annual Meeting, I authorize the above appointed proxies to vote in their discretion:

[ ]	[ ]

GRANT AUTHORITY	WITHHOLD AUTHORITY

SHARES WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED IN ITEM (1) AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER WHICH PROPERLY COMES BEFORE THE ANNUAL MEETING.

Receipt of the accompanying Proxy Statement is acknowledged. Please sign, date, and return this proxy promptly in the enclosed envelope.

Dated:	, 2003

Signature

Signature

Please sign exactly as the name appears. If executor, trustee, etc., give full title. If shares are registered in two names, both should sign.